Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LHC Group, Inc.
We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-130600 and 333-125713) pertaining to the LHC Group, Inc. 2006 Employee Stock Purchase Plan and the LHC Group, Inc. 2005 Incentive Plan of our report dated March 14, 2008, with respect to the consolidated financial statements of LHC Group Inc. and subsidiaries as of December 31, 2007, and for the two years in the period ended December 31, 2007 included in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP
New Orleans, Louisiana
March 16, 2009